Exhibit 99.1

FOR IMMEDIATE RELEASE

CABLEVISION SYSTEMS CORPORATION

REPORTS FOURTH QUARTER AND FULL YEAR 2007 RESULTS

Bethpage, N.Y., February 28, 2008 - Cablevision Systems Corporation (NYSE:CVC) today reported financial results for the fourth quarter and full year ended December 31, 2007.

Fourth quarter consolidated net revenue grew 10.8% to $1.842 billion compared to the prior year period, reflecting solid revenue growth in Telecommunications Services, Rainbow and Madison Square Garden.  Consolidated adjusted operating cash flow (“AOCF”) (1) increased 20.4% to $610.2 million and consolidated operating income grew 62.9% to $330.3 million.

For the full year 2007, consolidated net revenue increased 11.3% to $6.484 billion, driven by the addition of 798,000 Revenue Generating Units (“RGU”) during the year in Telecommunications Services combined with revenue growth at Rainbow and Madison Square Garden.  Consolidated AOCF grew 16.8% to $2.087 billion and consolidated operating income increased 54.7% to $911.1 million for full year 2007.

Operating highlights for the fourth quarter and full year 2007 include:

•                  Cable Television net revenue growth of 8.6% and 11.6% and AOCF growth of 13.3% and 9.6% for the quarter and full year, respectively

•                  Quarterly addition of 208,000 Revenue Generating Units (“RGU”) including new basic and digital video, high-speed data and voice units

•                  Average Monthly Revenue per Basic Video Customer (“RPS”) of $125.10 in the fourth quarter 2007

•                  Rainbow AOCF growth of 9.0% and 44.1% for the quarter and full year, respectively

•                  Madison Square Garden AOCF growth of 62.2% and 103.5% for the quarter and full year, respectively

Cablevision President and CEO James L. Dolan commented:  “Cablevision had a good fourth quarter and a strong 2007 with annual double-digit revenue and AOCF growth.  Our cable operations helped drive this year’s performance with strong subscriber increases in digital video, voice and data, which ensured that Cablevision maintained its industry-leading penetration rates.  Also fueling our success in 2007 was Rainbow Media and MSG, which both delivered double-digit increases in revenue and AOCF for the full year.  With our businesses performing well, we are confident in our prospects going forward,” concluded Mr. Dolan.

Results from Continuing Operations(2)

Segment results for the quarters ended December 31, 2007 and 2006 are as follows:

(Full year segment results are shown on pages 7 and 8 of this earnings release)

	Revenue, Net		AOCF		Operating Income (Loss)
$ millions	Q4 2007	Q4 2006	Q4 2007	Q4 2006	Q4 2007	Q4 2006

Telecommunications	$1,217.6	$1,119.6	$497.5	$436.3	$267.6	$195.4
Rainbow	243.9	213.5	49.4	45.3	25.4	13.6
MSG	401.9	339.6	87.0	53.6	71.5	35.2
Other (including eliminations)	(21.3)	(10.4)	(23.7)	(28.4)	(34.2)	(41.4)
Total Company	$1,842.1	$1,662.3	$610.2	$506.8	$330.3	$202.8

(1).       See definition of adjusted operating cash flow (“AOCF”) included in the discussion of non-GAAP financial measures on page 4 of this earnings release.

(2).       Operating results of FSN Chicago, FSN Bay Area and Rainbow DBS’ distribution operations are included in discontinued operations for all periods presented as applicable.

Telecommunications Services – Cable Television and Lightpath

Telecommunications Services includes Cable Television – Cablevision’s “Optimum” branded video, high-speed data, and voice residential and commercial services offered over its cable infrastructure — and its “Optimum Lightpath” branded commercial data and voice services.

Telecommunications Services net revenues for the fourth quarter 2007 rose 8.7% to $1.218 billion, AOCF grew 14.0% to $497.5 million and operating income increased 37.0% to $267.6 million, all compared to the prior year period.

Full year 2007 net revenue rose 11.4% to $4.721 billion, AOCF increased 9.6% to $1.828 billion, and operating income increased 22.6% to $874.5 million, all as compared to the prior year.

Cable Television

Cable Television fourth quarter 2007 net revenues increased 8.6% to $1.172 billion, AOCF rose 13.3% to $478.6 million and operating income increased 32.6% to $266.7 million, each compared to the prior year period.  The increases in net revenue, AOCF and operating income resulted principally from growth in digital video, high-speed data, and voice customers, which is reflected in the net addition of 798,000 Revenue Generating Units since the fourth quarter of 2006.

The fourth quarter 2007 results reflect:

•                  Basic video customers up 1,000 from September 2007 and down less than 4,000 or 0.1% from December 2006

•                  iO: Interactive Optimum digital video customers up 43,000 or 1.7% from September 2007 and 181,000 or 7.4% from December 2006

•                  Optimum Online high-speed data customers up 62,000 or 2.8% from September 2007 and 243,000 or 11.9% from December 2006

•                  Optimum Voice customers up 102,000 or 6.8% from September 2007 and 383,000 or 31.7% from December 2006

•                  Revenue Generating Units up 208,000 or 2.2% from September 2007 and 798,000 or 9.0% from December 2006

•                  Cable Television RPS of $125.10, up $4.19 or 3.5% from the third quarter of 2007 and up $9.80 or 8.5% from the fourth quarter of 2006

Optimum Lightpath

For fourth quarter 2007, Lightpath net revenues increased 8.6% to $56.1 million, AOCF increased 35.5% to $18.9 million and operating income improved 115.1% to $881,000, each as compared to the prior year period.  The increase in net revenue is primarily attributable to the solid growth in Ethernet data services, partially offset by the effect of the transition from traditional data service.  The improvements in AOCF and operating income were due principally to the continued expansion of the more efficient, higher margin Ethernet business.

Rainbow

Rainbow consists of our National Programming services - AMC, WE tv and IFC as well as Other Programming which includes:  News 12 Networks, VOOM HD, fuse, Lifeskool, sportskool, IFC Entertainment, Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow ventures.  Beginning January 1, 2008, fuse will be reported within the Madison Square Garden segment.

Rainbow net revenues for the fourth quarter of 2007 increased 14.2% to $243.9 million, AOCF rose 9.0% to $49.4 million, and operating income increased 86.5% to $25.4 million, all compared to the prior year period.

Full year 2007 net revenue rose 13.6% to $894.4 million, AOCF grew 44.1% to $182.3 million and operating income increased $66.5 million to $70.2 million, all compared to 2006.

AMC/WE tv/IFC

Fourth quarter 2007 net revenues of the combined national services grew 12.1% to $179.3 million, AOCF decreased 4.8% to $79.7 million and operating income declined 1.0% to $64.7 million, each compared to the prior year period.

The fourth quarter 2007 results reflect:

•                  A 14.7% increase in advertising revenue, as compared to the prior year period, driven principally by higher overall cash sellout rates at AMC and WE tv

•                  Viewing subscriber increases of 11.2% at IFC, 8.5% at WE tv and 4.1% at AMC, all compared to December 2006

•                  A 10.0% increase in affiliate revenue compared to the prior year period

•                  A 33.4% increase in operating costs, as compared to the prior year period, due primarily to increased programming and marketing costs at AMC and WE tv

Other Programming

Fourth quarter 2007 net revenues rose 19.6% to $70.3 million, AOCF deficit improved 21.0% to $30.4 million and operating loss declined 24.0% to $39.3 million, all as compared to the prior year period.  The increase in net revenue was driven primarily by higher affiliate revenue at VOOM HD.  The AOCF and operating loss improvements were primarily the result of the favorable revenue impact at VOOM HD, partially offset by higher operating costs primarily at fuse and IFC Films.

Madison Square Garden

Madison Square Garden’s primary businesses include: MSG Network, FSN New York, the New York Knicks, the New York Rangers, the New York Liberty, and MSG Entertainment.  Its operations include the MSG Arena, the WaMu Theater at Madison Square Garden, Radio City Music Hall, the Beacon Theatre and the Chicago Theatre.

Madison Square Garden’s fourth quarter 2007 net revenue increased 18.3% to $401.9 million, AOCF increased 62.2% to $87.0 million and operating income grew 102.8% to $71.5 million all compared to fourth quarter 2006.

MSG’s fourth quarter 2007 results, as compared with fourth quarter 2006, were primarily impacted by:

•                  MSG’s entertainment business, as revenue from entertainment events increased $52.9 million, more than offsetting a $39.8 million increase in costs related to those events.

•                  MSG’s professional teams, including $22.5 million of lower net provisions for certain team personnel transactions and $3.7 million in higher sports team related revenue, partly offset by $6.1 million of higher other team operating expenses

•                  MSG Networks’ results, including a $6.0 million increase in affiliate revenue which more than offset $1.1 million of higher operating costs

•                  Higher venue operating costs of $1.1 million, including the impact of the addition of two new venues.

Madison Square Garden’s full year 2007 net revenue increased 11.2% to $950.1 million, AOCF grew 103.5% to $147.3 million and operating income increased $80.5 million to $78.5 million, all as compared to the prior year.

Non-GAAP Financial Measures

We define adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization (including impairments), excluding share-based compensation expense or benefit and restructuring charges or credits.  Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items.  We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to the distortive effects of fluctuating stock prices in the case of stock appreciation rights and, in the case of restricted shares and stock options, the settlement of an obligation that is not expected to be made in cash.

We present AOCF as a measure of our ability to service our debt and make continuing investments, including in our capital infrastructure.  We believe AOCF is an appropriate measure for evaluating the operating performance of our business segments and the company on a consolidated basis.  AOCF and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in our industry.  Internally, we use net revenue and AOCF measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators.  AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”).  Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies.  For a reconciliation of AOCF to operating income (loss), please see page 5 of this release.

We define Consolidated Free Cash Flow from Continuing Operations, (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash from operating activities (continuing operations) less capital expenditures (continuing operations), both of which are reported in our Consolidated Statement of Cash Flows.  Net cash from operating activities excludes net cash from operating activities of our discontinued operations.  We believe the most comparable GAAP financial measure of our liquidity is net cash from operating activities.  We believe that Free Cash Flow is useful as an indicator of our overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment and other discretionary and non-discretionary cash uses.  It is also one of several indicators of our ability to make investments and/or return capital to our shareholders. We also believe that Free Cash Flow is one of several benchmarks used by analysts and investors who follow our industry for comparison of our liquidity with other companies in our industry, although our measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies.

COMPANY DESCRIPTION

Cablevision Systems Corporation is one of the nation’s leading entertainment and telecommunications companies. Its cable television operations serve more than 3 million households in the New York metropolitan area. The company’s advanced telecommunications offerings include its iO: Interactive Optimum digital television, Optimum Online high-speed Internet, Optimum Voice digital voice-over-cable, and its Optimum Lightpath integrated business communications services. Cablevision’s Rainbow Media Holdings LLC operates several successful programming businesses, including AMC, IFC, WE tv and other national and regional networks. In addition to its telecommunications and programming businesses, Cablevision owns Madison Square Garden and its sports teams, the New York Knicks, Rangers and Liberty. The company also operates New York’s famed Radio City Music Hall and the Beacon Theatre, and owns and operates Clearview Cinemas.  Additional information about Cablevision Systems Corporation is available on the Web at www.cablevision.com.

This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the company and its business, operations, financial condition and the industry in which it operates and the factors described in the company’s filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein.  The company disclaims any obligation to update any forward-looking statements contained herein.

Contacts:	Charles Schueler	Patricia Armstrong
	Senior Vice President	Senior Vice President
	Media and Community Relations	Investor Relations
	(516) 803-1013	(516) 803-2270

Cablevision’s Web site:  www.cablevision.com

The conference call will be Webcast live today at 10:00 a.m. EST

Conference call dial-in number is (973) 582-2734/ Conference ID Number 33333099

Conference call replay number (706) 645-9291/ Conference ID Number 33333099 until March 6, 2008

CABLEVISION SYSTEMS CORPORATION

CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007 (a)	2006 (a)	2007 (a)	2006 (a)

Revenues, net	$1,842,065	$1,662,320	$6,484,481	$5,828,493

Adjusted operating cash flow	$610,209	$506,817	$2,086,728	$1,785,824
Share-based compensation expense	(2,354)	(24,019)	(52,039)	(80,587)
Restructuring credits (charges)	(2,171)	(999)	(4,733)	3,484
Operating income before depreciation and amortization	605,684	481,799	2,029,956	1,708,721
Depreciation and amortization (including impairments)	275,391	279,047	1,118,888	1,119,829
Operating income	330,293	202,752	911,068	588,892
Other income (expense):
Interest expense, net	(214,678)	(232,692)	(900,698)	(891,674)
Equity in net income of affiliates	—	826	4,377	6,698
Gain on sale of affiliate interests (b)	16	—	183,286	—
Gain (loss) on investments, net	(182,752)	110,939	(214,257)	290,052
Gain (loss) on derivative contracts, net	101,057	(81,078)	138,144	(253,712)
Write-off of deferred financing costs	—	—	(2,919)	(14,083)
Loss on extinguishment of debt	—	—	(19,113)	(13,125)
Minority interests	(493)	335	321	1,614
Miscellaneous, net	728	562	2,636	2,845
Income (loss) from continuing operations before income taxes	34,171	1,644	102,845	(282,493)
Income tax benefit (expense)	(25,595)	2,871	(79,181)	140,462
Income (loss) from continuing operations	8,576	4,515	23,664	(142,031)
Income (loss) from discontinued operations, net of taxes	(1,940)	(28,439)	195,235	16,428
Income (loss) before cumulative effect of a change in accounting principle	6,636	(23,924)	218,899	(125,603)
Cumulative effect of a change in accounting principle, net of taxes	—	—	(443)	(862)
Net income (loss)	$6,636	$(23,924)	$218,456	$(126,465)

Basic net income (loss) per share:

Income (loss) from continuing operations	$0.03	$0.02	$0.08	$(0.50)
Income (loss) from discontinued operations	$(0.01)	$(0.10)	$0.68	$0.06
Cumulative effect of a change in accounting principle, net of taxes	$—	$—	$—	$—
Net income (loss)	$0.02	$(0.08)	$0.76	$(0.45)
Basic weighted average common shares (in thousands)	289,910	284,052	288,271	283,627

Diluted net income (loss) per share:

Income (loss) from continuing operations	$0.03	$0.02	$0.08	$(0.50)
Income (loss) from discontinued operations	$(0.01)	$(0.10)	$0.66	$0.06
Cumulative effect of a change in accounting principle, net of taxes	$—	$—	$—	$—
Net income (loss)	$0.02	$(0.08)	$0.74	$(0.45)
Diluted weighted average common shares (in thousands)	294,798	284,052	294,604	283,627

(a)                      Operating results of FSN Chicago, FSN Bay Area and Rainbow DBS’ distribution operations are included in discontinued operations for all periods presented as applicable.

(b)                     Represents impact of the sale of our 50% interest in FSN New England in June 2007.

CABLEVISION SYSTEMS CORPORATION

CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION (Cont’d)

(Dollars in thousands, except per share data)

(Unaudited)

ADJUSTMENTS TO RECONCILE ADJUSTED OPERATING CASH FLOW TO

OPERATING INCOME (LOSS)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating cash flow included in this earnings release:

•                  Depreciation and amortization (including impairments).  This adjustment eliminates depreciation and amortization and impairments of long-lived assets in all periods.

•                  Restructuring credits (charges).  This adjustment eliminates the charges or credits associated with restructuring costs related to the elimination of positions, facility realignment, and other related activities in all periods.

•                  Share-based compensation benefit (expense). This adjustment eliminates the compensation benefit (expense) relating to stock options, stock appreciation rights, restricted stock and restricted stock units granted under our employee stock plans and non-employee director plans in all periods.

	Twelve Months Ended December 31,
	2007 (a)	2006 (a)
CONSOLIDATED FREE CASH FLOW FROM CONTINUING OPERATIONS (b)

Net cash provided by operating activities (c)	$939,740	$926,875
Less: capital expenditures (d)	(781,306)	(885,833)
Consolidated free cash flow from continuing operations	$158,434	$41,042

(a)                      The 2007 period excludes the net operating results of FSN Bay Area and Rainbow DBS (distribution operations) and the 2006 period excludes the net operating results of FSN Chicago, FSN Bay Area and Rainbow DBS (distribution operations), which are reported in discontinued operations.  Discontinued operations provided a total of $371.1 million in cash for the year ended December 31, 2007.  This amount includes net proceeds of $382.0 million received from the sale of the Company’s interests in FSN Bay Area.  Discontinued operations provided a total of $117.6 million of cash for the year ended December 31, 2006.  This amount includes the collection of $78.0 million of affiliate revenue in June 2006 that had not been previously recognized.

(b)                     See non-GAAP financial measures on page 4 of this release for a definition and discussion of Free Cash Flow.

(c)                      The level of net cash provided by operating activities will continue to depend on a number of variables in addition to our operating performance, including the amount and timing of our interest payments and other working capital items.

(d)                     See page 11 of this release for additional details relating to capital expenditures.

CABLEVISION SYSTEMS CORPORATION

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

(Dollars in thousands)

(Unaudited)

REVENUES, NET

	Three Months Ended December 31,
	2007 (a)	2006 (a)	% Change

Cable Television	$1,172,039	$1,078,880	8.6%
Optimum Lightpath	56,123	51,664	8.6%
Eliminations (b)	(10,591)	(10,924)	3.0%
Total Telecommunications	1,217,571	1,119,620	8.7%
AMC/WE tv/IFC	179,314	159,959	12.1%
Other Programming (c)	70,334	58,804	19.6%
Eliminations (b)	(5,763)	(5,236)	(10.1)%
Total Rainbow	243,885	213,527	14.2%
MSG	401,899	339,638	18.3%
Other (d)	22,148	24,915	(11.1)%
Eliminations (e)	(43,438)	(35,380)	(22.8)%
Total Cablevision	$1,842,065	$1,662,320	10.8%

	Twelve Months Ended December 31,
	2007 (a)	2006 (a)	% Change

Cable Television	$4,546,298	$4,075,435	11.6%
Optimum Lightpath	215,476	210,594	2.3%
Eliminations (b)	(40,605)	(48,322)	16.0%
Total Telecommunications	4,721,169	4,237,707	11.4%
AMC/WE tv/IFC	668,771	601,621	11.2%
Other Programming (c)	247,374	206,905	19.6%
Eliminations (b)	(21,744)	(21,509)	(1.1)%
Total Rainbow	894,401	787,017	13.6%
MSG	950,090	854,040	11.2%
Other (d)	77,873	84,391	(7.7)%
Eliminations (e)	(159,052)	(134,662)	(18.1)%
Total Cablevision	$6,484,481	$5,828,493	11.3%

(a)                      Operating results of FSN Chicago, FSN Bay Area and Rainbow DBS’ distribution operations are included in discontinued operations for all periods presented as applicable.

(b)                     Represents intra-segment revenues.

(c)                      Includes News 12 Networks, VOOM HD Networks, fuse, Lifeskool, sportskool, IFC Entertainment, Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow businesses.

(d)                     Represents net revenues of Clearview Cinemas and PVI Virtual Media.

(e)                      Represents inter-segment revenues.

CABLEVISION SYSTEMS CORPORATION

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

(Dollars in thousands)

(Unaudited)

ADJUSTED OPERATING CASH FLOW AND OPERATING INCOME (LOSS)

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Three Months Ended December 31,		%	Three Months Ended December 31,		%
	2007 (a)	2006 (a)	Change	2007 (a)	2006 (a)	Change

Cable Television	$478,602	$422,300	13.3%	$266,720	$201,196	32.6%
Optimum Lightpath	18,934	13,973	35.5%	881	(5,842)	115.1%
Total Telecommunications	497,536	436,273	14.0%	267,601	195,354	37.0%
AMC/WE tv/IFC	79,747	83,747	(4.8)%	64,721	65,365	(1.0)%
Other Programming (b)	(30,358)	(38,417)	21.0%	(39,321)	(51,749)	24.0%
Total Rainbow	49,389	45,330	9.0%	25,400	13,616	86.5%
MSG	86,969	53,608	62.2%	71,490	35,244	102.8%
Other (c)	(23,685)	(28,394)	16.6%	(34,198)	(41,462)	17.5%
Total Cablevision	$610,209	$506,817	20.4%	$330,293	$202,752	62.9%

ADJUSTED OPERATING CASH FLOW AND OPERATING INCOME (LOSS)

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Twelve Months Ended December 31,		%	Twelve Months Ended December 31,		%
	2007 (a)	2006 (a)	Change	2007 (a)	2006 (a)	Change

Cable Television	$1,764,771	$1,610,553	9.6%	$887,642	$736,689	20.5%
Optimum Lightpath	63,636	58,001	9.7%	(13,166)	(23,327)	43.6%
Total Telecommunications	1,828,407	1,668,554	9.6%	874,476	713,362	22.6%
AMC/WE tv/IFC	307,529	269,493	14.1%	239,567	197,294	21.4%
Other Programming (b)	(125,197)	(142,977)	12.4%	(169,393)	(193,631)	12.5%
Total Rainbow	182,332	126,516	44.1%	70,174	3,663	—%
MSG	147,336	72,396	103.5%	78,488	(1,996)	—%
Other (c)	(71,347)	(81,642)	12.6%	(112,070)	(126,137)	11.2%
Total Cablevision	$2,086,728	$1,785,824	16.8%	$911,068	$588,892	54.7%

(a)                      Operating results of FSN Chicago, FSN Bay Area and Rainbow DBS’ distribution operations are included in discontinued operations for all periods presented as applicable.

(b)                     Includes News 12 Networks, VOOM HD Networks, fuse, Lifeskool, sportskool, IFC Entertainment, Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow businesses.

(c)                      Includes unallocated corporate general and administrative costs, operating results of Clearview Cinemas, PVI Virtual Media, and certain other items.

CABLEVISION SYSTEMS CORPORATION

SUMMARY OF OPERATING STATISTICS

(Unaudited)

CABLE TELEVISION	December 31, 2007	September 30, 2007	December 31, 2006

Revenue Generating Units
(in thousands)
Basic Video Customers	3,123	3,122	3,127
iO Digital Video Customers	2,628	2,585	2,447
Optimum Online High-Speed Data Customers	2,282	2,220	2,039
Optimum Voice Customers	1,592	1,490	1,209
Residential Telephone Customers	—	—	5
Total Revenue Generating Units	9,625	9,417	8,827

Customer Relationships (in thousands) (a)	3,317	3,306	3,300

Homes Passed (in thousands)	4,679	4,647	4,562

Penetration
Basic Video to Homes Passed	66.8%	67.2%	68.5%
iO Digital to Basic Penetration	84.1%	82.8%	78.2%
Optimum Online to Homes Passed	48.8%	47.8%	44.7%
Optimum Voice to Homes Passed	34.0%	32.1%	26.5%

Monthly Churn
Basic Video	2.0%	2.2%	1.8%
iO Digital Video	2.1%	2.5%	2.0%
Optimum Online High-Speed Data	2.2%	2.7%	2.1%

Revenue for the three months ended
(dollars in millions)

Video (b)	$703	$689	$664
High-Speed Data	262	254	237
Voice	147	138	113
Advertising	33	29	37
Other (c)	27	25	28
Total Cable Television Revenue	$1,172	$1,135	$1,079

Average Monthly Revenue per Basic Video Customer (“RPS”) (d)	$125.10	$120.91	$115.30

(a)                      Number of customers who receive at least one of the company’s services, including business modem only customers.

(b)                     Includes analog, digital, PPV, VOD and DVR revenue.

(c)                      Includes installation revenue, NY Interconnect, home shopping and other product offerings.

(d)                     RPS is calculated by dividing average monthly cable television GAAP revenue for the quarter by the average number of basic video subscribers for the quarter.

RAINBOW	December 31, 2007	September 30, 2007	December 31, 2006

Viewing Subscribers
(in thousands)
AMC	84,400	84,100	81,100
WE tv	57,200	55,600	52,700
IFC	44,600	42,800	40,100
fuse	47,000	45,200	42,000
VOOM HD	2,100	1,800	300

CABLEVISION SYSTEMS CORPORATION

CAPITALIZATION AND LEVERAGE

(Dollars in thousands)

(Unaudited)

CAPITALIZATION

December 31, 2007

Cash and cash equivalents	$360,662

Bank debt	$4,888,750
Senior notes and debentures	5,495,148
Senior subordinated notes and debentures	323,311
Collateralized indebtedness	847,154
Capital lease obligations and notes payable	66,424
Debt	$11,620,787

LEVERAGE

Debt		$11,620,787
Less:	Collateralized indebtedness of unrestricted subsidiaries (a)	847,154
	Cash and cash equivalents	360,662
Net debt		$10,412,971

Leverage Ratios
Consolidated net debt to AOCF leverage ratio (a) (b)	4.6
Restricted Group leverage ratio (Bank Test) (c)	4.2
CSC Holdings notes and debentures leverage ratio (c)	4.2
Cablevision senior notes leverage ratio (d)	5.0
Rainbow National Services notes leverage ratio (e)	3.4

(a)                      Collateralized indebtedness is excluded from the leverage calculation because it is viewed as a forward sale of the stock of unaffiliated companies and the company’s only obligation at maturity is to deliver, at its option, the stock or its cash equivalent.

(b)                     AOCF is annualized based on the fourth quarter 2007 results, as reported, except with respect to Madison Square Garden, which is based on a trailing 12 months due to its seasonal nature.

(c)                      Reflects the debt to cash flow ratios applicable under CSC Holdings’ bank credit agreement and senior notes indentures, (which exclude Cablevision’s $1.5 billion of senior notes and the debt and cash flows related to CSC Holdings’ unrestricted subsidiaries, including Rainbow and MSG).  The annualized AOCF (as defined) used in the ratios is $1.9 billion.

(d)                     Adjusts the debt to cash flow ratio as calculated under the CSC Holdings notes and debentures leverage ratio to include Cablevision’s $1.5 billion of senior notes.

(e)                      Reflects the debt to cash flow ratio under the Rainbow National Services notes indentures. The annualized AOCF (as defined) used in the notes ratio is $338.2 million.

CABLEVISION SYSTEMS CORPORATION

CAPITAL EXPENDITURES

(Dollars in thousands)

(Unaudited)

	Three Months Ended December 31,
	2007	2006
CAPITAL EXPENDITURES

Consumer premise equipment	$69,677	$64,200
Scalable infrastructure	25,752	30,103
Line extensions	9,057	11,737
Upgrade/rebuild	777	1,397
Support	37,771	34,873
Total Cable Television	143,034	142,310
Optimum Lightpath	20,252	14,877
Total Telecommunications	163,286	157,187
Rainbow	18,752	9,040
MSG	30,453	10,933
Other (Corporate, Theatres and PVI)	14,444	8,796
Total Cablevision	$226,935	$185,956

	Twelve Months Ended December 31,
	2007	2006
CAPITAL EXPENDITURES

Consumer premise equipment	$399,442	$493,275
Scalable infrastructure	86,871	155,476
Line extensions	36,091	38,208
Upgrade/rebuild	2,958	4,546
Support	87,189	85,865
Total Cable Television	612,551	777,370
Optimum Lightpath	65,833	42,377
Total Telecommunications	678,384	819,747
Rainbow	30,925	20,598
MSG	46,047	23,444
Other (Corporate, Theatres and PVI)	25,950	22,044
Total Cablevision	$781,306	$885,833